WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                   Senior Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


    WERNER ENTERPRISES REPORTS RECORD OPERATING REVENUES AND EARNINGS

Omaha, Nebraska January 20, 2005:
--------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported record revenues and earnings for the fourth quarter and year ended December 31, 2004.

     Operating revenues increased 20% to $455.2 million compared to $380.2 million in fourth quarter 2003. Net income increased 20% to $25.8 million compared to $21.5 million in fourth quarter 2003. Earnings per share for fourth quarter 2004 were $0.32 per share, or 21% higher than the $0.26 per share earned in fourth quarter 2003.

     For the year, operating revenues of $1.678 billion in 2004 were 15% higher than $1.458 billion in 2003. Net income increased 18% to $87.3 million in 2004, compared to $73.7 million in 2003. Earnings per share rose 20% to $1.08 per share in 2004, compared to $0.90 per share in 2003.

      "Pricing and freight demand continued to gain momentum during fourth quarter," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "A constrained supply of trucks with qualified drivers, combined with a steadily improving economy are providing truckload carriers with the strongest pricing market in many years. Considering the significant industry challenge of an extremely difficult driver market, I expect that freight demand and pricing will continue to be favorable in 2005. I would like to take this opportunity to extend a sincere thank you to all of the outstanding men and women of Werner Enterprises. Their hard work, dedication, and commitment to excellence are the keys to our positive financial results."

      Revenue per total mile, excluding fuel surcharges, rose 6.3% in fourth quarter 2004 compared to fourth quarter 2003. The Company exceeded its goals for contractual rate increases negotiated during third and fourth quarter 2004. Werner genuinely appreciates the support received from its partner customers during the rate increase process.

Their support is helping the Company to offset inflationary cost increases for driver pay, truck engines, insurance, fuel, and tolls, including significant state toll increases that recently became effective.

      A third consecutive quarter of record-setting fuel prices placed significant cost pressures on the Company. Diesel fuel prices rose rapidly in October from already-high price levels. The Company began to realize some fuel pricing relief in the latter part of November and December. Prices, excluding fuel taxes, averaged 18 cents a gallon higher, or 14% higher in fourth quarter 2004 than third quarter 2004. Further, prices in fourth quarter 2004 were 54 cents a gallon, or 59% higher than fourth quarter 2003.

      The Company's fuel surcharge program helped to lessen the earnings impact of fuel prices. Werner's fuel surcharge per total mile was 16.5 cents in fourth quarter 2004 compared to 5.7 cents in fourth quarter 2003. During fourth quarter 2004, the Company's earnings were negatively impacted by two cents per share compared to fourth quarter 2003 due to higher average fuel prices, net of fuel surcharge revenues. Based on current fuel price trends for the first 20 days of January 2005 and assuming fuel prices remain at current levels for the remainder of first quarter 2005, the Company expects that fuel will have a minimal impact on first quarter 2005 earnings compared to first quarter 2004 earnings.

      Recruiting and retaining company drivers and owner-operators remains extremely demanding. Alternative jobs with an improving economy, weak population demographics, and competitor pay raises are expected to keep the driver market challenging. Even with these formidable obstacles, Werner grew its tractor fleet by 147 trucks from third quarter 2004 to fourth quarter 2004. The Company is growing its student driver training program to attract more drivers to Werner and the industry. Werner is also offering an increasing percentage of driving jobs with more frequent home time in its growing dedicated, regional, and network optimization fleets.

     Value Added Services (VAS) revenues, primarily brokerage, continued their stellar growth trend. VAS revenues increased 65% and gross margin increased 145% in fourth quarter 2004 compared to fourth quarter 2003.


                                                 4Q04               4Q03
                                           ----------------    ---------------
Value Added Services (amounts in 000'S)       $         %         $        %
---------------------------------------    ----------------    ---------------
Revenues                                   $47,584    100.0    $28,905   100.0
Rent and purchased transportation expense   42,597     89.5     26,871    93.0
                                           -------             -------
Gross margin                               $ 4,987     10.5    $ 2,034     7.0
                                           =======             =======


      During 2004, the expansion of our VAS services assisted customers by providing needed capacity while driving cost out of their system. During 2005, VAS is expanding its service offerings to include multimodal. Multimodal provides for the movement of freight using a blending of truck and rail intermodal service solutions. We expect multimodal will further assist Werner customers with their capacity needs, while at the same time enabling the Company to better manage its freight needs in certain locations.

     The Company's VAS business operates with a lower operating margin and a substantially higher return on assets than the trucking business. The Company's VAS business typically utilizes equipment provided by other transportation providers, which dramatically reduces the Company's asset investment and results in higher asset returns. Due to the substantial growth in VAS business in fourth quarter 2004 compared to fourth quarter 2003, the Company's overall operating ratio was affected. If VAS rent and purchased transportation expenses are offset against VAS revenues, the Company's operating ratio would be 100 basis points lower in fourth quarter 2004 and 70 basis points lower in fourth quarter 2003.

       From fourth quarter 2003 to fourth quarter 2004, the Company grew the percentage of trucks in its Dedicated fleet from 33% to 38%. Dedicated fleet business tends to have lower miles per trip, a higher empty mile percentage, a higher rate per loaded mile, and lower miles per truck per month. The growth in the dedicated business has a corresponding effect on these same operating statistics for the entire Company. For example, if dedicated fleet business is excluded from the total company operating statistics for both fourth quarter 2004 and fourth quarter 2003, the empty mile percentage declined from 9.2% to 8.8% and the average miles per truck increased by 0.8%.

      Gains on sales of revenue equipment, primarily trucks, are reflected as a reduction of Other Operating Expenses in the Company's income statement and were $2.7 million in fourth quarter 2004 compared to $2.6 million in fourth quarter 2003. Werner Enterprises' wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic truck sales entities with 16 truck sales locations throughout the United States.

     The average age of the Company truck fleet declined from 1.65 years as of September 30, 2004 to 1.58 years as of December 31, 2004, consistent with the Company's ongoing plans to gradually reduce the average age of its fleet. The percentage of the Company fleet with the post-October 2002 engines increased from 35% as of September 30, 2004 to 47% as of December 31, 2004.

      Werner's financial position remains strong. The Company has no debt and $108.8 million of cash as of December 31, 2004. Stockholder's equity has grown to $773.2 million, or $9.76 per share.

      The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate, assuming an adequate supply of drivers is available.

                                            INCOME STATEMENT DATA
                                                 (Unaudited)
                                   (In thousands, except per share amounts)

                                Quarter       % of         Quarter       % of
                                 Ended      Operating       Ended      Operating
                               12/31/04     Revenues      12/31/03     Revenues
                               --------     ---------     --------     ---------
Operating revenues             $455,239         100.0     $380,234         100.0
                               --------     ---------     --------     ---------

Operating expenses:
   Salaries, wages and
     benefits                   139,839          30.7      131,509          34.6
   Fuel                          66,993          14.7       40,213          10.6
   Supplies and maintenance      37,739           8.3       32,644           8.6
   Taxes and licenses            28,081           6.2       27,030           7.1
   Insurance and claims          19,799           4.4       17,564           4.6
   Depreciation                  37,392           8.2       35,758           9.4
   Rent and purchased
     transportation              80,218          17.6       58,024          15.2
   Communications and
     utilities                    5,058           1.1        4,165           1.1
   Other                         (1,848)         (0.4)        (890)         (0.2)
                               --------     ---------     --------     ---------
      Total operating
        expenses                413,271          90.8      346,017          91.0
                               --------     ---------     --------     ---------

Operating income                 41,968           9.2       34,217           9.0
                               --------     ---------     --------     ---------

Other expense (income):
   Interest expense                   2           0.0          232           0.0
   Interest income                 (784)         (0.2)        (487)         (0.1)
   Other                             59           0.0           44           0.0
                               --------     ---------     --------     ---------
      Total other expense
        (income)                   (723)         (0.2)        (211)         (0.1)
                               --------     ---------     --------     ---------

Income before income taxes       42,691           9.4       34,428           9.1
Income taxes                     16,868           3.7       12,915           3.4
                               --------     ---------     --------     ---------
Net income                      $25,823           5.7      $21,513           5.7
                               ========     =========     ========     =========

Diluted shares outstanding       80,686                     81,554
                               ========                   ========
Diluted earnings per share         $.32                       $.26
                               ========                   ========


                                     OPERATING STATISTICS
                                 (Quarter Ended December 31)
                                 4Q04       % Change        4Q03
                               --------     ---------     --------
Trucking revenues, net of
  fuel surcharge (1)           $358,598        8.1%       $331,671
Trucking fuel surcharge
  revenues (1)                   42,523      194.0%         14,462
Non-trucking revenues,
  including VAS (1)              51,547       61.7%         31,885
Other operating revenues (1)      2,571       16.0%          2,216
                               --------                   --------
     Operating revenues (1)    $455,239       19.7%       $380,234
                               ========                   ========

Average monthly miles per
  tractor                        10,076       (0.5%)        10,129
Average revenues per total
  mile (2)                       $1.388        6.3%         $1.306
Average revenues per loaded
  mile (2)                       $1.564        6.4%         $1.470
Average percentage of empty
  miles                           11.24%       0.9%          11.14%
Average trip length in
  miles (loaded)                    582       (2.5%)           597
Total miles (loaded and
  empty) (1)                    258,395        1.8%        253,924
Average tractors in service       8,548        2.3%          8,356
Average revenues per truck
  per week (2)                   $3,227        5.7%         $3,053
Capital expenditures,
  net (1)                       $61,996                    $47,944
Cash flow from
  operations (1)                $64,913                    $49,727
Return on assets
  (annualized)                      8.5%                       7.6%
Total tractors (at quarter
  end)
     Company                      7,675                      7,430
     Owner-operator                 925                        920
                               --------                   --------
          Total tractors          8,600                      8,350

Total trailers (at quarter
  end)                           23,540                     22,800


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.



                                           INCOME STATEMENT DATA
                                  (In thousands, except per share amounts)

                                Year         % of          Year         % of
                               Ended       Operating      Ended       Operating
                              12/31/04     Revenues      12/31/03     Revenues
                             ----------    ---------    ----------    ---------
Operating revenues           $1,678,043        100.0    $1,457,766        100.0
                             ----------    ---------    ----------    ---------

Operating expenses:
   Salaries, wages and
     benefits                   544,424         32.5       513,551         35.2
   Fuel                         218,095         13.0       160,465         11.0
   Supplies and maintenance     138,999          8.3       123,680          8.5
   Taxes and licenses           109,720          6.5       104,392          7.2
   Insurance and claims          76,991          4.6        73,032          5.0
   Depreciation                 144,535          8.6       135,168          9.3
   Rent and purchased
     transportation             289,186         17.2       215,463         14.8
   Communications and
     utilities                   18,919          1.1        16,480          1.1
   Other                         (4,154)        (0.2)       (1,969)        (0.2)
                             ----------    ---------    ----------    ---------
      Total operating
        expenses              1,536,715         91.6     1,340,262         91.9
                             ----------    ---------    ----------    ---------
Operating income                141,328          8.4       117,504          8.1
                             ----------    ---------    ----------    ---------

Other expense (income):
   Interest expense                  13          0.0         1,099          0.1
   Interest income               (2,580)        (0.2)       (1,699)        (0.1)
   Other                            198          0.0           128          0.0
                             ----------    ---------    ----------    ---------
      Total other expense
        (income)                 (2,369)        (0.2)         (472)         0.0
                             ----------    ---------    ----------    ---------

Income before income taxes      143,697          8.6       117,976          8.1
Income taxes                     56,387          3.4        44,249          3.0
                             ----------    ---------    ----------    ---------
Net income                      $87,310          5.2       $73,727          5.1
                             ==========    =========    ==========    =========

Diluted shares outstanding       80,868                     81,668
                             ==========                 ==========
Diluted earnings per share        $1.08                       $.90
                             ==========                 ==========


                                     OPERATING STATISTICS
                                   (Year Ended December 31)
                                2004       % Change        2003
                             ----------    ---------    ----------
Trucking revenues, net of
  fuel surcharge (1)         $1,378,705       7.2%      $1,286,674
Trucking fuel surcharge
  revenues (1)                  114,135      85.4%          61,571
Non-trucking revenues,
  including VAS (1)             175,490      73.9%         100,916
Other operating revenues (1)      9,713      12.9%           8,605
                             ----------                 ----------
     Operating revenues (1)  $1,678,043      15.1%      $1,457,766
                             ==========                 ==========


Average monthly miles per
  tractor                        10,137      (0.1%)         10,143
Average revenues per total
  mile (2)                       $1.341       5.0%          $1.277
Average revenues per loaded
  mile (2)                       $1.511       5.6%          $1.431
Average percentage of empty
  miles                           11.29%      4.8%           10.77%
Average trip length in
  miles (loaded)                    583      (7.0%)            627
Total miles (loaded and
  empty) (1)                  1,028,458       2.0%       1,008,024
Average tractors in service       8,455       2.1%           8,282
Average revenues per truck
  per week (2)                   $3,136       5.0%          $2,988
Capital expenditures,
  net (1)                      $196,190                   $103,597
Cash flow from
  operations (1)               $226,582                   $207,474
Return on assets                    7.5%                       6.7%
Total tractors (at quarter
  end)
     Company                      7,675                      7,430
     Owner-operator                 925                        920
                             ----------                 ----------
          Total tractors          8,600                      8,350

Total trailers (at quarter
  end)                           23,540                     22,800



(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                 BALANCE SHEET DATA
                                         (In thousands, except share amounts)



                                          12/31/04                 12/31/03
                                         ----------               ----------

ASSETS

Current assets:
   Cash and cash equivalents               $108,807                 $101,409
   Accounts receivable, trade,
     less allowance of $8,189
     and $6,043, respectively               186,771                  152,461
   Other receivables                         11,832                    8,892
   Inventories and supplies                   9,658                    9,877
   Prepaid taxes, licenses and permits       15,292                   14,957
   Other current assets                      18,896                   17,691
                                         ----------               ----------
      Total current assets                  351,256                  305,287
                                         ----------               ----------

Property and equipment                    1,374,649                1,261,252
Less - accumulated depreciation             511,651                  455,565
                                         ----------               ----------
      Property and equipment, net           862,998                  805,687
                                         ----------               ----------

Other non-current assets                     11,521                   10,553
                                         ----------               ----------
                                         $1,225,775               $1,121,527
                                         ==========               ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                         $49,618                  $40,903
   Insurance and claims accruals             55,095                   55,201
   Accrued payroll                           19,579                   15,828
   Current deferred income taxes             15,569                   15,151
   Other current liabilities                 17,705                   15,392
                                         ----------               ----------
      Total current liabilities             157,566                  142,475
                                         ----------               ----------

Insurance and claims accruals, net
  of current portion                         84,301                   71,301

Deferred income taxes                       210,739                  198,640

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,197,747 and 79,714,271 shares
     outstanding, respectively                  805                      805
   Paid-in capital                          106,695                  108,706
   Retained earnings                        691,035                  614,011
   Accumulated other comprehensive loss        (861)                    (837)
   Treasury stock, at cost;
     1,335,789 and 819,265 shares,
     respectively                           (24,505)                 (13,574)
                                         ----------               ----------
      Total stockholders' equity            773,169                  709,111
                                         ----------               ----------
                                         $1,225,775               $1,121,527
                                         ==========               ==========


       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,600 trucks and 23,540 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.